Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 N. Community House Rd, Suite 350
Charlotte, NC 28277
Tel: (704) 587-8886 investorrelations@polypore.net www.polypore.net

PRESS RELEASE

Polypore Reports Fourth Quarter and Full Year 2012 Results

•                  Solid performance in the Separations Media and Transportation and Industrial segments

•                  Fourth quarter 2012 reflects weak end-market demand in the Electronics and Electric Drive Vehicles (“EDVs”) segment

•                  Electronics and EDVs segment is expected to experience improved demand in 2013

•                  Company transitioning from a period of significant capital investment to a period of substantial cash generation

•                  The Board of Directors has authorized the Company to repurchase up to 4 million shares of common stock in 2013

CHARLOTTE, N.C., February 20, 2013 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the fourth quarter and year ended December 29, 2012.

For the fourth quarter:

•                  Sales were $180.2 million compared with $191.0 million in the prior-year period. Excluding the effect of foreign currency translation, sales decreased $7.2 million, or 4%.

•                  Segment Operating Income was $39.3 million compared with $48.5 million in the prior-year period. A table showing the reconciliation of Segment Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $20.5 million and $0.43 per diluted share, compared with $27.6 million and $0.58 per diluted share in the prior-year period. Net income was $17.5 million, or $0.37 per diluted share, compared with $26.4 million, or $0.56 per diluted share, in the prior-year period. A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Commenting about the fourth quarter, Robert B. Toth, President and Chief Executive Officer, said, “Solid performance of our Separations Media and Transportation and Industrial segments was offset by our Electronics and EDVs segment, where anticipated improvements did not materialize. Specifically, in the Electronics and EDVs segment, consumer electronics-related sales declined due to a further weakening of end-market demand, despite the addition of new accounts. In EDVs, the level of production of certain high-separator content EDVs was lower than expected.

“While the drivers of the improvement anticipated in Electronics and EDVs did not develop in the quarter, specific factors in those markets—combined with the strengths of our other businesses—position us for growth occurring over the course of 2013. Additionally, with our capacity investments now substantially complete, we are moving to a period of significant cash generation and earnings growth potential. With that, Polypore’s Board of Directors has authorized the repurchase of up to 4 million shares of common stock by December 31, 2013,” added Mr. Toth.

For the year ended December 29, 2012:

•                  Sales were $717.4 million compared with $763.1 million in 2011. Excluding the effect of foreign currency translation, sales decreased $21.3 million, or 3%.

•                  Segment Operating Income was $158.1 million compared with $199.4 million in the prior year. A table showing the reconciliation of Segment Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $84.1 million and $1.78 per diluted share, compared with $110.3 million and $2.34 per diluted share in the prior year. Net income was $71.0 million, or $1.50 per diluted share, compared with $105.2 million, or $2.23 per diluted share, in the prior year. A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Adjusted EBITDA

Adjusted EBITDA was $53.4 million in the fourth quarter of 2012 compared with $62.1 million in the fourth quarter of 2011. For the year, Adjusted EBITDA was $214.1 million. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit agreement, is reconciled to U.S. GAAP amounts in the attached table.

Energy Storage Business

Transportation and Industrial Segment

•                  Sales of lead-acid battery separators in the quarter were $96.5 million, up 7% compared with $90.5 million in the prior-year period. Excluding the effect of foreign currency translation, sales increased $8.0 million, or 9%. This increase reflects strong growth in Asia and a more typical winter season in Europe. For the year, sales were $367.7 million compared with $371.9 million. Excluding the effect of foreign currency translation, sales increased $8.8 million, or 2%.

•                  Segment Operating Income was $22.5 million and 23% of sales compared with $22.5 million and 25% of sales for the prior-year period. For the year, Segment Operating Income was $83.2 million and 23% of sales compared with $96.1 million and 26% of sales for the prior year. The decrease in segment operating income margin was due to the costs of exporting goods from U.S. and European manufacturing facilities to Asia and the costs associated with growth investments necessary to meet growing demand in Asia.

Electronics and Electric Drive Vehicles (“EDVs”) Segment

•                  Sales of lithium battery separators in the quarter were $34.1 million compared with $52.0 million in the prior-year period. For the year, sales were $167.4 million compared with $201.0 million in the prior year. These results were primarily due to weakened end-market demand in consumer electronics applications and lower-than-expected production of high-separator content EDVs.

•                  Segment Operating Income in the quarter was $5.3 million and 16% of sales compared with $22.4 million and 43% of sales for the prior-year period. For the year, Segment Operating Income was $47.2 million and 28% of sales compared with $91.1 million and 45% of sales in the prior year. Segment Operating Income margin was impacted by the lack of operating leverage from lower sales and the costs associated with recent manufacturing capacity expansions.

•                  Polypore expects overall demand for EDVs to be higher in 2013 based on customer forecasts, the recent startup of new battery and EDV production facilities and continued momentum in planned vehicle launches. Additionally, the inventory level correction — which occurred downstream in the supply chain during 2012 to reflect actual vehicle production compared with the higher levels of production initially projected — is not expected to repeat in 2013.

Separations Media Segment

Sales for the quarter were $49.6 million, up 2% compared with $48.5 million in the prior-year period. Excluding the effect of foreign currency translation, sales increased $2.7 million, or 6%. For the year, sales were $182.3 million compared with $190.2 million in the prior year. Excluding the effect of foreign currency translation, sales increased $3.5 million, or 2%, reflecting increases in both healthcare and filtration and specialty product sales.

•                  Fourth quarter sales of healthcare products were $32.7 million compared with $32.0 million in the prior-year period. For the year, sales were $114.8 million compared with $120.4 million.

•                  Fourth quarter sales of filtration and specialty products were $16.9 million compared with $16.5 million in the prior-year period. For the year, sales were $67.5 million compared with $69.8 million in the prior year.

•                  Segment Operating Income in the quarter was $16.0 million and 32% of sales compared with $13.6 million and 28% of sales in the prior-year period, driven by product mix and production timing. For the year, Segment Operating Income was $52.5 million and 29% of sales compared with $54.7 million and 29% of sales in the prior year.

Outlook

“While the first quarter will be challenging, the long-term demand drivers for our products remain unchanged and we expect to experience growth as 2013 progresses,” said Mr. Toth. “In three of our businesses, the opportunities are more established and less variable over the short term: In the lead-acid separator business, we are focused on continued growth in Asia; and, in the healthcare and filtration businesses, we will grow our core applications while supporting the development of new applications beyond 2013.

“Within our lithium separator business, which can experience sizable short-term demand fluctuations, we will continue to monitor and adjust our manufacturing capacity and cost structure to meet near-term levels of demand,” added Mr. Toth. “In consumer electronics, where we have long held a strong market position, we are well prepared to serve the market as sales recover. In EDV and emerging Energy Storage System applications, where we have the preferred products and technology, we have a step-change growth opportunity as these markets develop.”

Stock Repurchase Authorization

The Board of Directors has authorized the Company to repurchase up to 4 million shares of common stock by December 31, 2013. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors. The stock repurchases may be made from time-to-time on the open market or in privately negotiated transactions. The stock repurchase program does not require the Company to repurchase any specific number of shares, and the Company may terminate the repurchase program at any time. The cash proceeds received from any potential divestiture associated with the previously announced formal evaluation of alternatives for the Company’s lead-acid battery separator facilities in Piney Flats, Tennessee, and Feistriz, Austria may be a factor in the amount of shares repurchased.

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s fourth quarter 2012 financial results and business outlook today, Wednesday, February 20, 2013, at 4:45 p.m. Eastern time. The number to call for this interactive teleconference is (913) 312-0833. Enter code 7784606. A replay of the conference call will be available through February 27, 2013, via telephone at (719) 457-0820. Enter code 7784606. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s website at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s website.

CONTACT:

Polypore International, Inc.
Investor Relations
(704) 587-8886
investorrelations@polypore.net

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. Adjusted EBITDA is defined in our credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, stock-based compensation and other non-cash or non-recurring charges.

We define Adjusted Net Income as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding. The adjustments used in calculating Adjusted Net Income and Adjusted EPS are consistent with the adjustments used in calculating Adjusted EBITDA, as defined in our credit agreement.

For more information regarding the computation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Net Income to net income and Adjusted EPS to earnings per share, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance and facilitate the comparison of results between periods. Adjusted EBITDA is a measure used in calculating covenant compliance under the terms of our credit agreement. We also use Adjusted EBITDA to review and assess our operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections. Adjusted Net Income and Adjusted EPS exclude amounts we do not consider part of our ongoing operating results when assessing performance and are calculated consistent with the calculation of Adjusted EBITDA.

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; lithium market demand does not materialize as anticipated; the absence of expected returns from the intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed consolidated statements of income

(in millions, except per share data)

	Three Months Ended		Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011 (a)
Net sales	$180.2	$191.0	$717.4	$763.1
Cost of goods sold	116.8	112.8	453.5	441.0
Gross profit	63.4	78.2	263.9	322.1
Selling, general and administrative expenses	28.4	34.5	123.9	132.6
Operating income	35.0	43.7	140.0	189.5
Other (income) expense:
Interest expense, net	9.6	8.5	36.0	34.4
Foreign currency and other	0.8	(2.4)	—	(2.0)
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	2.5	—
	10.4	6.1	38.5	32.4
Income before income taxes	24.6	37.6	101.5	157.1
Income taxes	7.1	11.2	30.5	51.9
Net income	$17.5	$26.4	$71.0	$105.2

Net income per share - basic	$0.37	$0.57	$1.52	$2.28

Net income per share - diluted	$0.37	$0.56	$1.50	$2.23

Weighted average shares outstanding - basic	46,579,665	46,490,064	46,540,385	46,182,204
Weighted average shares outstanding - diluted	47,260,142	47,245,819	47,229,595	47,119,997

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated balance sheets

(in millions)

	December 29, 2012	December 31, 2011 (a)
Assets:
Cash and cash equivalents	$44.9	$92.6
Accounts receivable, net	137.3	134.0
Inventories	119.9	90.4
Other	45.2	24.8
Current assets	347.3	341.8

Property, plant and equipment, net	638.8	527.8
Goodwill	469.3	469.3
Intangibles and loan acquisition costs, net	121.7	133.6
Other	9.0	9.4
Total assets	$1,586.1	$1,481.9

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$78.2	$96.2
Income taxes payable	1.6	5.9
Current portion of debt	50.0	3.7
Current liabilities	129.8	105.8

Debt, less current portion	646.3	705.8
Other	227.2	170.9
Shareholders’ equity	582.8	499.4
Total liabilities and shareholders’ equity	$1,586.1	$1,481.9

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated statements of cash flows

(in millions)

	Year Ended
	December 29, 2012	December 31, 2011 (a)
Operating activities:
Net income	$71.0	$105.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	55.7	51.3
Stock-based compensation	16.3	9.3
Deferred income taxes	9.8	28.6
Excess tax benefit from stock-based compensation	(0.3)	(14.1)
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	2.5	—
Other	4.1	0.8
Changes in operating assets and liabilities	(54.3)	(36.3)
Net cash provided by operating activities	104.8	144.8
Investing activities:
Purchases of property, plant and equipment, net	(137.1)	(156.3)
Net cash used in investing activities	(137.1)	(156.3)
Financing activities:
Proceeds from new senior credit agreement	350.0	—
Principal payments in connection with refinancing of senior credit agreement	(342.3)	—
Principal payments on debt	(4.7)	(4.5)
Payments on revolving credit facility	(15.0)	—
Loan acquisition costs	(6.2)	(0.6)
Proceeds from stock option exercises	1.3	6.7
Excess tax benefit from stock-based compensation	0.3	14.1
Other	(0.2)	1.9
Net cash provided by (used in) financing activities	(16.8)	17.6
Effect of exchange rate changes on cash and cash equivalents	1.4	(3.5)
Net increase (decrease) in cash and cash equivalents	(47.7)	2.6
Cash and cash equivalents at beginning of year	92.6	90.0
Cash and cash equivalents at end of year	$44.9	$92.6

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended		Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net income	$17.5	$26.4	$71.0	$105.2
Add:
Depreciation and amortization expense	14.3	13.6	55.7	51.3
Interest expense, net	9.6	8.5	36.0	34.4
Income taxes	7.1	11.2	30.5	51.9
EBITDA	48.5	59.7	193.2	242.8
Adjustments:
Stock-based compensation	3.9	4.8	16.3	9.3
Foreign currency (gain) loss	0.8	(2.4)	0.6	(1.9)
Loss on disposal of property, plant and equipment	—	0.2	1.0	0.3
Costs related to the FTC litigation	—	(0.2)	0.3	0.5
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	2.5	—
Other non-cash or non-recurring items	0.2	—	0.2	(0.2)
Adjusted EBITDA	$53.4	$62.1	$214.1	$250.8

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended		Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net income	$17.5	$26.4	$71.0	$105.2
Adjustments:
Stock-based compensation	3.9	4.8	16.3	9.3
Foreign currency (gain) loss	0.8	(2.4)	0.6	(1.9)
Loss on disposal of property, plant and equipment	—	0.2	1.0	0.3
Costs related to the FTC litigation	—	(0.2)	0.3	0.5
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	2.5	—
Other non-cash or non-recurring items	0.4	—	0.5	(0.2)
Impact of adjustments on income taxes	(2.1)	(1.2)	(8.1)	(2.9)
Adjusted net income	$20.5	$27.6	$84.1	$110.3

Net income per share - diluted	$0.37	$0.56	$1.50	$2.23
Impact of adjustments on net income per share	0.06	0.02	0.28	0.11
Adjusted earnings per share - diluted	$0.43	$0.58	$1.78	$2.34

Weighted average shares outstanding - diluted	47,260,142	47,245,819	47,229,595	47,119,997

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Operating income:
Electronics and EDVs	$5.3	$22.4	$47.2	$91.1
Transportation and industrial	22.5	22.5	83.2	96.1
Energy storage	27.8	44.9	130.4	187.2
Separations media	16.0	13.6	52.5	54.7
Corporate and other	(4.5)	(10.0)	(24.8)	(42.5)
Segment operating income	39.3	48.5	158.1	199.4
Stock-based compensation	3.9	4.8	16.3	9.3
Non-recurring and other costs	0.4	—	1.8	0.6
Total operating income	35.0	43.7	140.0	189.5
Reconciling items:
Interest expense, net	9.6	8.5	36.0	34.4
Foreign currency and other	0.8	(2.4)	—	(2.0)
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	2.5	—
Income before income taxes	$24.6	$37.6	$101.5	$157.1